EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the EQT Corporation Employee Savings Plan of our reports (a) dated February 16, 2012, with respect to the consolidated financial statements and schedule of EQT Corporation, and the effectiveness of internal control over financial reporting of EQT Corporation, included in its Annual Report (Form 10-K), and (b) dated June 20, 2012, with respect to the financial statements and schedule of the EQT Corporation Employee Savings Plan included in the Plan’s Annual Report (Form 11-K), both for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP
Pittsburgh, Pennsylvania
January 2, 2013